SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: June 17, 2008
Date of earliest event reported: June 13, 2008
MARTHA STEWART LIVING OMNIMEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15395 (Commission File Number)	52-2187059 (IRS Employer Identification Number)

11 West 42nd Street
New York, NY		10036
(Address of principal executive offices)		(Zip Code)
(212) 827-8000
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 13, 2008, Martha Stewart Living Omnimedia, Inc. (the “Company”) entered into an intangible asset license agreement (the “Intangible Asset License Agreement”) with MS Real Estate Management Company (the “Licensor”), an entity owned by Martha Stewart. The Intangible Asset License Agreement replaces the Location Rental Agreement dated as of September 17, 2004 between the parties, which expired on September 17, 2007, but which was extended by letter agreement dated as of September 12, 2007 pending negotiation of the Intangible Asset License Agreement. The Intangible Asset License Agreement is retroactive to September 18, 2007 and has a five-year term.
     Pursuant to the Intangible Asset License Agreement, the Company will pay an annual fee of $2 million for the perpetual, exclusive right to use Ms. Stewart’s lifestyle intangible asset in connection with Company products and services and during the term of the agreement to access various real properties owned by Ms. Stewart. The Licensor will be responsible, at its expense, to maintain, landscape and garden the properties in a manner consistent with past practices; provided, however that the Company will be responsible for approved business expenses associated with security and telecommunications systems and security personnel related to Ms. Stewart at the properties, and will reimburse Licensor for up to $100,000 of approved and documented household expenses.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC. (Registrant)
Date: June 17, 2008	By:	/s/ Gregory E. Barton
Gregory E. Barton
General Counsel